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                                                                  Exhibit (g)(e)

April 30, 2003

Mr. Joseph L. Hooley
Executive Vice President
State Street Bank and Trust Company
Two Avenue de Lafayette
Boston, MA  02111

Dear Mr. Hooley,

Pursuant to Section 11 of the Custodian Contract (the "Contract") between Metropolitan Series Fund, Inc. (the "Fund") and State Street Bank and Trust Company, we would like to inform you that the Fund has established seventeen new portfolios, State Street Research Money Market Portfolio, Salomon Brothers Strategic Bond Opportunities Portfolio, Salomon Brothers U.S. Government Portfolio, State Street Research Bond Income Portfolio, Balanced Portfolio, MFS Total Return Portfolio, Alger Equity Growth Portfolio, Capital Guardian U.S. Equity Portfolio, Davis Venture Value Portfolio, FI Mid Cap Opportunities Portfolio, FI Structured Equity Portfolio, Harris Oakmark Focused Value Portfolio, Jennison Growth Portfolio, Loomis Sayles Small Cap Portfolio, MFS Investors Trust Portfolio, MFS Research Managers Portfolio, and Zenith Equity Portfolio, effective May 1, 2003.

In addition, pursuant to Section 9 of the Contract, the Fund has closed one portfolio, the Janus Growth Portfolio, effective April 28, 2003.

For your convenience, attached to this letter agreement is a complete list of the Fund's thirty-six portfolios. We wish to have all of the portfolios included in the custodial services provided by State Street Bank and Trust Company.

If you are willing to act in the above stated capacities for the portfolios, please countersign both copies of this letter and return one to my attention.

                                                 Sincerely,



                                                 John Guthrie
                                                 Senior Vice President
                                                 Metropolitan Series Fund, Inc.



Accepted by State Street Bank and Trust Company:



         By
              -----------------------------
              Joseph L. Hooley
              Executive Vice President

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                         METROPOLITAN SERIES FUND, INC.
                                   Portfolios

State Street Research Aggressive Growth Portfolio

State Street Research Diversified Portfolio

State Street Research Investment Trust Portfolio

State Street Research Aurora Portfolio

State Street Research Large Cap Value Portfolio

Putnam International Stock Portfolio

Putnam Large Cap Growth Portfolio

Harris Oakmark Large Cap Value Portfolio

Janus Mid Cap Portfolio

Neuberger Berman Partners Mid Cap Value Portfolio

Scudder Global Equity Portfolio

T. Rowe Price Large Cap Growth Portfolio

T. Rowe Price Small Cap Growth Portfolio

Lehman Brothers Aggregate Bond Index Portfolio

MetLife Stock Index Portfolio

MetLife Mid Cap Stock Index Portfolio

Morgan Stanley EAFE Index Portfolio

Russell 2000 Index Portfolio

Franklin Templeton Small Cap Growth Portfolio

State Street Research Money Market Portfolio

Salomon Brothers Strategic Bond Opportunities Portfolio

Salomon Brothers U.S. Government Portfolio

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State Street Research Bond Income Portfolio

Balanced Portfolio

MFS Total Return Portfolio

Alger Equity Growth Portfolio

Capital Guardian U.S. Equity Portfolio

Davis Venture Value Portfolio

FI Mid Cap Opportunities Portfolio

FI Structured Equity Portfolio

Harris Oakmark Focused Value Portfolio

Jennison Growth Portfolio

Loomis Sayles Small Cap Portfolio

MFS Investors Trust Portfolio

MFS Research Managers Portfolio

Zenith Equity Portfolio